Exhibit 10.70

SEPARATION AND SEVERANCE AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

THIS SEPARATION AND SEVERANCE AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (the “Agreement” or the “Separation Agreement”) is made and entered by and between Keith E. Gottfried (“Gottfried”) and Borland Software Corporation (“Borland”) as of March 31, 2004 (the “Effective Date”).

R E C I T A L S

A. As used herein, “Borland” shall mean Borland Software Corporation, its successors, assigns, parents, subsidiaries, affiliates, related corporations, and all past and present officers, directors, employees and agents (in their individual and representative capacities);

B. Gottfried and Borland (each, a “Party,” and collectively, the “Parties”) desire to provide for the smooth transition of Gottfried’s duties and responsibilities as an employee of Borland and to provide for the termination of Gottfried’s employment with Borland completely, amicably and without litigation;

C. The Parties intend for Gottfried to remain an employee of Borland until April 30, 2004 (the “Termination Date”);

D. The Parties have read this Agreement and have had the opportunity to review it with their respective legal counsel; and

E. The Parties enter into this Agreement freely, without coercion or duress, and in full and complete understanding of the legal rights each of them is or may be giving up by executing this Agreement.

T E R M S

In consideration of the foregoing recitals, the mutual covenants and agreements contained in this Agreement, including the exhibits hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Duties. From and after the Effective Date until the Termination Date, Gottfried shall continue to serve as an employee of Borland, reporting to Borland’s chief executive officer. In this role, Gottfried shall perform those duties specifically designated by Borland’s chief executive officer, and if and as designated will work a minimum of ten (10) hours per week. Gottfried shall not have the authority to enter into any contract or agreement on behalf of Borland, and Gottfried shall not represent to any third party that he is authorized to do so. As consideration for his service from the Effective Date to the Termination Date, Gottfried shall be paid a base salary of $11,538.46 every two weeks, less applicable taxes and other typical withholdings as determined by Borland’s payroll department consistent with prior practice and the ordinary course of business. All of Gottfried’s outstanding options to purchase shares of Borland common stock shall continue to vest according to their current vesting schedules as described in the applicable stock option agreements.

2. Severance Payment.

2.1 Supplemental Release. In exchange for the consideration under this Agreement to which Gottfried would not have otherwise been entitled, on or before the Termination Date, Gottfried agrees to execute and deliver to Borland, and Borland agrees to countersign, a supplemental release of claims (the “Supplemental Release”), in the form attached hereto as Exhibit A.

2.2 Severance Payment. Within ten (10) business days after Borland receives the Supplemental Release, fully executed by Gottfried, Borland shall: (i) pay to Gottfried the total sum of $175,000.00, less applicable taxes and other typical withholdings as determined by Borland’s payroll department consistent with prior practice and the ordinary course of business (the “Severance Payment”), (ii) provide Gottfried with six (6) months accelerated vesting from the Termination Date on all outstanding options to purchase shares of Borland common stock held by Gottfried, and (iii) reimburse Gottfried for any documented expenses incurred pursuant to Borland’s regular business practices following the submission of the expense reimbursement statements.

3. Continuation of Participation in Bonus Program. Unless paid earlier in the ordinary course of its business, within ten (10) days of the Termination Date, Borland agrees to pay Gottfried for the individual objective portion of any unpaid bonus (the “Individual Objective Bonus”) that Gottfried would have earned for the quarter ended March 31, 2004, less required payroll deductions and typical withholdings as determined by Borland’s payroll department consistent with prior practice and the ordinary course of business, as if Gottfried had satisfied all conditions precedent with respect to the payment of the Individual Objective Bonus.

4. Continuation of Benefits. After the Termination Date, Gottfried will be provided notice under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) regarding medical and dental benefits. Should Gottfried elect COBRA coverage as provided by law, Borland shall pay the COBRA premiums necessary to continue the group health insurance coverages (medical and dental, but not disability or life) for Gottfried and his dependents through the earlier of (i) September 30, 2004, if Gottfried elects to continue such coverages under federal COBRA law (it being understood that such payments will be made to Borland’s health insurance provider), or (ii) the date on which Gottfried first becomes enrolled in a new group health insurance program with another employer. Gottfried agrees to promptly notify the Borland Benefits Department at (831) 431-1654, in the event that he becomes enrolled in new group health insurance program. Nothing herein shall affect any of Gottfried’s rights as a former employee under any other Borland employee benefit plan.

5. Access to E-mail and Voicemail. Gottfried shall, for a period of fifteen days from the Termination Date, have access to Borland’s e-mail and voicemail systems as though he was still an employee.

6. Laptop Computer. Gottfried shall be entitled to retain, for his personal use, the possession of, and Borland hereby transfers ownership of, the Borland-issued Dell Latitude Laptop Computer used by Gottfried prior to the Effective Date together with the related loaded software, accessories and power cords, provided that Gottfried shall remove all proprietary and confidential information that exists on such computer.

7. No Restriction on Other Employment. Nothing contained herein shall prevent Gottfried from securing other full-time employment at any time after the Termination Date, including, but not limited to, any present or future competitors of Borland.

8. Continuation of Indemnification Obligations; D&O Insurance. Borland confirms that Gottfried shall remain covered by the Indemnity Agreement dated as of June 12, 2000 by and between Borland and Gottfried and the Indemnity Agreement dated as of November 25, 2002 by and between Starbase Corporation and Gottfried (collectively, the “Indemnity Agreements”) and by all indemnification provisions of the articles of incorporation, certificates of incorporation, by-laws and/or other charter documents of Borland and any direct and/or indirect subsidiaries of Borland for which Gottfried served as an officer or director as such provisions exist on the Effective Date, for all actions taken as an officer, employee or agent of Borland or as an officer, director or agent of any of its direct and/or indirect subsidiaries. Borland covenants that as long as it maintains any directors’ and officers’ insurance policy which provides coverage for other officers and/or directors of Borland, who served as officers and/or directors of Borland concurrently with Gottfried, for circumstances that arose during the same period as Gottfried served in the capacity as an officer or director of Borland, Borland shall not make any request to any carrier of any directors’ and officers’ insurance policy to exclude Gottfried from such same coverage. Nothing herein shall be construed as requiring Borland to maintain any directors’ and officers’ insurance coverage for Gottfried covering periods other than the periods of time during which he served as an officer and/or director of Borland.

9. No Admission of Liability. This Agreement does not constitute and shall not be construed as an admission or acknowledgment of any liability or lack thereof by either Party, liability being expressly denied.

10. Representation by Counsel. Each Party acknowledges to the other Party that it has had the opportunity to be represented by independent legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement. Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof.

11. Compensation Committee Approval. Borland hereby represents and warrants that the execution of this Agreement has, to the extent required, been (a) reviewed by the Compensation Committee of Borland’s Board of Directors and (b) duly authorized and approved by the requisite vote of such Compensation Committee.

12. Release of All Claims.

12.1 Release of Borland. Except as set forth below, Gottfried hereby releases and forever discharges Borland from any and all liability and claims, debts, rights, actions, suits, damages, losses, costs, expenses, and demands whatsoever, in law or equity, of every kind, nature or description, whether known or unknown, fixed or contingent, which Gottfried ever had, now has, or may hereafter acquire, by reason of any matter, cause or thing whatsoever accruing, occurring, or arising at any time prior to the execution of this Agreement, in any way related to Gottfried’s employment relationship with Borland, the termination of that employment, any payments due or expected as a result of employment or otherwise. Included in the foregoing, but not in limitation thereof, Gottfried specifically releases Borland from any and all claims arising under federal, state or local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, handicap, or veteran status, including without limitation the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 or any statutory or common law claims arising out of any legal restrictions on Borland’s right to terminate an employee. This release shall not apply to (i) the agreements of Borland contained herein; (ii) Gottfried’s rights under his stock option agreements with Borland and the applicable Borland Stock Option Plans; (iii) Gottfried’s rights to the balances in his Borland 401K account; (iv) Gottfried’s rights to the balances in his Borland Employee Stock Purchase Plan Account; (v) Gottfried’s entitlement to salary accrued but not yet paid as of the Effective Date; (vi) the Indemnity Agreements; and (vii) any indemnification rights Gottfried may have as an officer and/or director of Borland and/or any subsidiaries or affiliates thereof under Delaware law, Borland’s Certificate of Incorporation or By-laws, and directors and officers liability insurance or otherwise.

12.2 Release of Gottfried. Except for (i) the agreements contained herein, (ii) any intentional acts of fraud, dishonesty or misappropriation by Gottfried of Borland funds or property which Borland may discover after this Agreement is executed, or (iii) any violation by Gottfried of Section 16 of the Securities Exchange Act of 1934, as amended, Borland hereby releases and forever discharges Gottfried from any and all liability and claims, debts, rights, actions, suits, damages, losses, costs, expenses, and demands whatsoever, in law or equity, of every kind, nature or description, whether known or unknown, fixed or contingent, which Borland ever had, now has, or may hereafter acquire, by reason of any matter, cause or thing whatsoever accruing, occurring, or arising at any time prior to the execution of this Agreement. Except as set forth in the immediately preceding sentence, this release shall be construed to be at least as broad as that given by Gottfried above. At present, Borland is not aware of any intentional acts of fraud, dishonesty or misappropriation of Borland property by Gottfried or any facts that would give rise to a claim by Borland against Gottfried and has no present intention of asserting such a claim.

13. Waiver of Section 1542. It is understood and agreed that this Agreement is intended to cover and does cover all claims or possible claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, or hereafter discovered or ascertained, and all rights under section 1542 of the Civil Code of California are hereby expressly waived. Each of Borland and Gottfried acknowledges that such Party is familiar with section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each of Borland and Gottfried expressly, knowingly, and intentionally waives and relinquishes any and all rights which such Party has under section 1542, as well as under any other similar state or federal statute or common law principle.

14. Transfer and Assignment.

14.1 Gottfried represents and warrants that he has not heretofore transferred or assigned or purported to transfer or assign to any person, firm or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released, and agrees to indemnify and hold Borland harmless against any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities arising out of or in connection with any such transfer, assignment or purported or claimed transfer or assignment. Gottfried represents and warrants that neither he nor any assignee has filed any lawsuit or arbitration against Borland.

14.2 Borland represents and warrants that it has not heretofore transferred or assigned or purported to transfer or assign to any person, firm or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released, and agrees to indemnify and hold Gottfried harmless against any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities arising out of or in connection with any such transfer, assignment or purported or claimed transfer or assignment. Borland represents and warrants that neither it nor any assignee has filed any lawsuit or arbitration against Gottfried.

15. Fees & Expenses. Each Party shall bear their own fees and expenses incurred in connection with the negotiation and execution of this Agreement.

16. Confidentiality.

16.1 This Agreement. Gottfried may only disclose the terms of this Agreement to his spouse (or current significant other), parents, attorneys, accountants, tax and financial advisors, and necessary government authorities. In addition, Gottfried may disclose the settlement terms of this Agreement as necessary to enforce the Agreement in accordance with its terms. Prior to disclosing these terms to any of the above-referenced persons, Gottfried shall inform such persons of their obligations not to disclose the terms further. Disclosure of the terms of this Agreement by anyone to whom Gottfried discloses them shall be treated as an unauthorized disclosure by Gottfried.

16.2 Employee Confidentiality Agreement. Gottfried acknowledges his continuing obligations under his Employee Confidentiality Agreement dated June 11, 2000 (the “Employee Confidentiality Agreement”). A copy of Gottfried’s Employee Confidentiality Agreement is attached hereto as Exhibit B.

17. Cooperation. For one year following the Termination Date, Gottfried agrees to respond to Borland’s reasonable requests for cooperation in connection with any existing or future litigation, arbitrations, mediations, claims or investigations initiated against Borland or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which Borland reasonably deems his cooperation necessary and with respect to which Gottfried may have knowledge or information, provided that the requested cooperation (i) does not unduly interfere with any employment that Gottfried may obtain; (ii) does not cause Gottfried a conflict of interest with his then present employer or to violate any future duty that he may owe to any other party whether pursuant to any laws, rules and regulations governing the duties that attorneys owe to their current and former clients or otherwise; and (iii) does not exceed five (5) hours in any given month or twenty (20) hours in any given calendar year. Borland does not presently anticipate that it will require his assistance, but in the event that it does, Borland will make a reasonable effort to avoid any inconvenience to Gottfried and any interference with any employment he may obtain. Borland agrees that the communications required under this provision may be by telephone or other convenient means. If a regulatory agency or self-regulatory agency contacts Gottfried regarding Borland, or if Gottfried receives a subpoena or other court or legal process relating in any way to Borland, Gottfried will promptly notify Borland and send Borland copies of all documents. Gottfried further agrees to act in good faith to furnish the information and cooperation required by this paragraph. Gottfried shall be reimbursed for the reasonable expenses he incurs in connection with providing the cooperation and/or assistance contemplated by this paragraph. Nothing herein is intended or should be construed as requiring anything other than Gottfried’s cooperation in providing truthful and accurate information.

18. Return of Borland Property. Gottfried covenants and agrees that, no later than the Termination Date, he will return all materials of any kind that contain or embody any proprietary or confidential information of Borland, including, without limitation, files, notes, notebooks, memoranda, agreements, computer-recorded information, drawings, records, business plans, forecasts, financial information and specifications (and returned or destroyed all reproductions thereof in whole or in part) (collectively, “Borland Documents”) and, except as provided above in Paragraph 6, other Borland property that Gottfried has had in his possession at any time, including, without limitation, credit cards, entry cards, parking permits, cell telephone, identification badges and keys).

19. No Assistance. Gottfried agrees that he will not voluntarily provide assistance, information, or advice of any kind, directly or indirectly (including through agents or attorneys), to any person or entity in connection with such person or entity’s assertion of any claim or cause of action of any kind, in court, arbitration or otherwise, against Borland, its parents, subsidiaries and affiliates, and each of their past, present and future officers, directors, employees, shareholders, contractors and attorneys, and he shall not suggest, induce or encourage any person or entity to do so. The foregoing restrictions shall not prohibit Gottfried from testifying truthfully under subpoena or providing other assistance under compulsion of law.

20. Letter of Reference. Gottfried and Borland have agreed upon the statement attached hereto as Exhibit C as the statement for external inquiries concerning Gottfried’s departure from Borland’s employment.

21. No Duty to Mitigate. In no event shall Gottfried be obligated to mitigate the amount of any payment contemplated by this Agreement, whether by seeking new employment or in any other manner, nor shall any such payment be reduced by any earnings that Gottfried may receive from any other source.

22. Miscellaneous.

22.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts or choice of laws principles thereof or of any other jurisdiction.

22.2 Binding Effect. This Agreement shall insure to the benefit of, be enforceable by, and be binding upon the Parties and their respective legal representatives, successors, including, in the case of Gottfried, his executors, administrators, heirs, distributes, devisees and legatees, and, except as otherwise provided herein, their respective assigns.

22.3 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

22.4 Entire Agreement; Amendment. Except for the Employee Confidentiality Agreement, the Indemnity Agreements, any stock option agreements between Gottfried and Borland, Gottfried’s rights under the applicable Borland stock option plans pursuant to which he has been granted stock options, Gottfried’s rights under the indemnification provisions contained in Borland’s Certificate of Incorporation or By-laws, and any rights Gottfried may have with respect to vested benefits under employee benefit plans sponsored by Borland, this Agreement, including any exhibits hereto the terms of which are specifically incorporated herein, constitutes the entire and only agreement between the Parties and supersedes all previous and contemporaneous oral and written agreements, discussions, communications, negotiations, commitments and writings with respect to the subject matter hereof, including but not limited to that certain offer letter dated May 17, 2000, as amended April 25, 2001 and December 17, 2001. The terms and conditions of this Agreement may be altered, modified, changed or amended only by a writing executed by duly authorized representatives of the Parties.

22.5 Waiver of Rights. The observance of any term of this Agreement may be waived only by a writing signed by the Party to whose benefit the term accrued. Waiver of any provision of this Agreement, or the failure by either Party to enforce any provision of this Agreement, will not be deemed a waiver of future enforcement of that or any other provision.

22.6 Notice. All notices, demands, or other writings provided in this Agreement to be given, made or sent, or which may be given, made or sent, by either Party to the other, shall be deemed to have been fully given, made or sent when made in writing and deposited in the United States mail, first class, postage prepaid, or sent certified mail, return receipt requested, and addressed as follows:

If to Borland:	Timothy Stevens, Esq.
Senior Vice President & General Counsel
100 Enterprise Way
Scotts Valley, California 95066-3249

If to Gottfried:	Keith E. Gottfried

or at such other address as either Party hereto may specify by notice given in accordance with this section.

22.7 Headings. The bold-faced and underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

22.8 Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

22.9 Dispute Resolution. Any dispute, claim or proceeding relating to this Agreement, or to the enforcement of any provision of this Agreement, must be brought and tried only in the State or Federal courts in the Northern District of California.

22.10 Construction. The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, THE PARTIES HAVE READ THE FOREGOING AND UNDERSTAND THE EFFECT OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THEY ARE RELEASING LEGAL RIGHTS.

BORLAND SOFTWARE CORPORATION

By:	/s/ SCOTT ARNOLD	Dated:	31 March, 2004

Scott Arnold, Executive Vice President & Chief Operating Officer

KEITH E. GOTTFRIED

By:	/s/ KEITH E. GOTTFRIED	Dated:	3/31/04

Keith E. Gottfried

EXHIBIT A

SUPPLEMENTAL RELEASE

1. Release of Borland. In further consideration of the separation benefits and other consideration under that certain Separation and Severance Agreement and General Release of All Claims by and between Borland Software Corporation (“Borland”) and Keith E. Gottfried (“Gottfried”) dated March 31, 2004 (the “Separation Agreement”), Gottfried hereby releases and forever discharges Borland from any and all liability and claims, debts, rights, actions, suits, damages, losses, costs, expenses, and demands whatsoever, in law or equity, of every kind, nature or description, whether known or unknown, fixed or contingent, which Gottfried ever had, now has, or may hereafter acquire, by reason of any matter, cause or thing whatsoever accruing, occurring, or arising at any time prior to the execution of this Supplemental Release, in any way related to Gottfried’s employment relationship with Borland, the termination of that employment, any payments due or expected as a result of employment or otherwise. Included in the foregoing, but not in limitation thereof, Gottfried specifically releases Borland from any and all claims arising under federal, state or local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, handicap, or veteran status, including without limitation the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 or any statutory or common law claims arising out of any legal restrictions on Borland’s right to terminate an employee. This release shall not apply to (i) the agreements of Borland contained herein and in the Separation Agreement; (ii) Gottfried’s rights under his stock option agreements with Borland and the applicable Borland Stock Option Plans; (iii) Gottfried’s rights to the balances in his Borland 401K account; (iv) Gottfried’s rights to the balances in his Borland Employee Stock Purchase Plan Account; (v) Gottfried’s entitlement to salary accrued but not yet paid as of the effectiveness of this Supplemental Release; (vi) the Indemnity Agreements; and (vii) any indemnification rights Gottfried may have as an officer and/or director of Borland and/or any subsidiaries or affiliates thereof under Delaware law, Borland’s Certificate of Incorporation or By-laws, and directors and officers liability insurance or otherwise.

2. Release of Gottfried. Except for (i) the agreements of Gottfried contained herein and in the Separation Agreement, (ii) any intentional acts of fraud, dishonesty or misappropriation by Gottfried of Borland funds or property which Borland may discover after this Agreement is executed, or (iii) any violation by Gottfried of Section 16 of the Securities Exchange Act of 1934, as amended, Borland hereby releases and forever discharges Gottfried from any and all liability and claims, debts, rights, actions, suits, damages, losses, costs, expenses, and demands whatsoever, in law or equity, of every kind, nature or description, whether known or unknown, fixed or contingent, which Borland ever had, now has, or may hereafter acquire, by reason of any matter, cause or thing whatsoever accruing, occurring, or arising at any time prior to the execution of this Supplemental Release. Except as set forth in the immediately preceding sentence, this release shall be construed to be at least as broad as that given by Gottfried above. At present, Borland is not aware of any intentional acts of fraud, dishonesty or misappropriation of Borland property by Gottfried or any facts that would give rise to a claim by Borland against Gottfried and has no present intention of asserting such a claim.

3. Waiver of Section 1542. It is understood and agreed that this Supplemental Release is intended to cover and does cover all claims or possible claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected, or hereafter discovered or ascertained, and all rights under section 1542 of the Civil Code of California are hereby expressly waived. Each of Borland and Gottfried acknowledges that such Party is familiar with section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each of Borland and Gottfried expressly, knowingly, and intentionally waives and relinquishes any and all rights which such Party has under section 1542, as well as under any other similar state or federal statute or common law principle.

4. Unless otherwise defined in this Supplemental Release, all capitalized terms used herein shall have the meanings defined for them in the Separation Agreement dated as of March 31, 2004.

BORLAND SOFTWARE CORPORATION

By:		Dated:	______

Scott Arnold, Executive Vice President & Chief Operating Officer

KEITH E. GOTTFRIED

By:		Dated:	______

Keith E. Gottfried

EXHIBIT B

EMPLOYEE CONFIDENTIALITY AGREEMENT

[Attached]

EXHIBIT C

LETTER OF REFERENCE

[Attached]

AMENDMENT NO. 1 TO

SEPARATION AND SEVERANCE AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

THIS AMENDMENT NO. 1 TO SEPARATION AND SEVERANCE AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (the “Amendment”) is made and entered by and between Keith E. Gottfried (“Gottfried”) and Borland Software Corporation (“Borland”) as of April 14th, 2004.

R E C I T A L S

A. As used herein, “Borland” shall mean Borland Software Corporation, its successors, assigns, parents, subsidiaries, affiliates, related corporations, and all past and present officers, directors, employees and agents (in their individual and representative capacities);

B. Gottfried and Borland (each, a “Party,” and collectively, the “Parties”) are party to that certain Separation and Severance Agreement and General Release of All Claims dated March 31, 2004 (the “Agreement”);

C. The Parties desire to amend the Agreement as set forth below;

D. The Parties have read this Amendment and have had the opportunity to review it with their respective legal counsel; and

E. The Parties enter into this Amendment freely, without coercion or duress, and in full and complete understanding of the legal rights each of them is or may be giving up by executing this Amendment.

T E R M S

In consideration of the foregoing, the covenants and other agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Amendment to Section 2.2. Section 2.2 of the Agreement shall be amended to read as follows:

Within five (5) business days after Borland receives the Supplemental Release, fully executed by Gottfried, Borland shall: (i) pay to Gottfried the total sum of $150,000.00, less applicable taxes and other typical withholdings as determined by Borland’s payroll department consistent with prior practice and the ordinary course of business (the “Severance Payment”), (ii) provide Gottfried with six (6) months accelerated vesting from the Termination Date on all outstanding options to purchase shares of Borland common stock held by Gottfried, and (iii) reimburse Gottfried for any documented expenses incurred pursuant to Borland’s regular business practices following the submission of the expense reimbursement statements.

2. Amendment to Section 3. Section 3 of the Agreement shall be amended to read as follows:

Unless paid earlier in the ordinary course of business, within five (5) business days of the Termination Date, Borland agrees to pay Gottfried for the individual objective portion of any unpaid bonus (the “Individual Objective Bonus”) that Gottfried would have earned for the quarter ended March 31, 2004, loss required payroll deductions and typical withholdings as determined by Borland’s payroll department consistent with prior practice and the ordinary course of business, as if Gottfried had satisfied all conditions precedent with respect to the payment of the Individual Objective Bonus.

3. Amendment to Section 16.1. Section 16.1 of the Agreement shall be amended to read as follows:

Gottfried may only disclose the terms of this Agreement to his spouse (or current significant other), parents, attorney, accountants, tax and financial advisors, and necessary governmental authorities. In addition, Gottfried may disclose the settlement terms of this Agreement as necessary to enforce the Agreement in accordance with its terms. Prior to disclosing these terms to any of the above-referenced persons, Gottfried shall inform such persons of their obligations not to disclose the terms further. Notwithstanding the foregoing, the aforementioned restrictions shall not apply with respect to any terms of this Agreement that are publicly disclosed by Borland whether in a filing with the Securities and Exchange Commission, a press release, investor conference call or any other form of public dissemination. Disclosure of the terms of this Agreement by anyone to whom Gottfried discloses them in violation of this Section 16.1 shall be treated as an unauthorized disclosure by Gottfried.

4. Disclosure of Agreement in Public Filings. To the extent that Borland determines that it is necessary or appropriate to disclose or describe the Agreement or any terms thereof in any filings with the Securities and Exchange Commission, including, without limitation, any proxy statement filings of Schedule 14A, current reports on Form 8-K, quarterly reports on Form 10-Q or annual reports on Form 10-K, or any amendments to any of the foregoing, Gottfried shall have a reasonable opportunity to review in advance any disclosure or description of the Agreement in any such filings, and Borland shall redact and omit, in any such disclosure or description of the Agreement, any contact information included in the Agreement with respect to Gottfried (e.g., home address, telephone number, facsimile number, e-mail address, etc.).

5. Full Force and Effect. Except as specifically amended by the terms of this Amendment, the Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed.

6. Definitions. Each initially capitalized term used herein without definition shall have the meaning ascribed to such term in the Agreement.

7. Construction. Each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement, as amended by this Amendment.

8. Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

9. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts or choice of laws principles thereof or of any other jurisdiction.

BORLAND SOFTWARE CORPORATION

By:	/s/ SCOTT ARNOLD
Scott Arnold, Executive Vice President & Chief Operating Officer

KEITH E. GOTTFRIED

By:	/s/ KEITH E. GOTTFRIED
Keith E. Gottfried